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                                                                       EXHIBIT 5

June 10, 1996

Advanta Corp.
Five Horsham Business Center
300 Welsh Road
Horsham, PA 19044

Ladies and Gentlemen:

     I am Vice President, Secretary and General Counsel of Advanta Corp. (the "Company"), and have acted as counsel for the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement") which the Company expects to file on or about June 11, 1996 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to not more than $1,614,919,500 aggregate principal amount of its debt securities (the "Debt Securities"), to be issued in one or more series under the Indenture, dated as of November 15, 1993, between the Company and The Chase Manhattan Bank (National Association), Trustee (the "Indenture"). I am familiar with the requirements of the Act and the rules and regulations promulgated pursuant thereto. I have examined the Company's Restated Certificate of Incorporation, the Company's By-Laws and such other corporate records and documents of the Company as I have deemed necessary or advisable in connection with rendering this opinion.

     Based on the foregoing, it is my opinion that:

     1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

     2. The issuance of the Debt Securities has been duly authorized by appropriate corporate action.

     3. The Indenture is a valid and binding agreement, enforceable in the accordance with its terms.

     4. The Debt Securities described in the Prospectus included in the Registration Statement, namely a total of $1,614,919,500 of principal amount of Debt Securities (including $114,919,500 of unsold Debt Securities from Registration Statement No. 33-50883 which became effective November 8, 1993), when duly executed, authenticated, and delivered in accordance with the terms of the Indenture, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally or by equitable principles.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above and to being named under the heading "Legal Opinions" in the Prospectus included in the Registration Statement.

Very truly yours,

       /s/ Gene S. Schneyer
- ---------------------------------
Gene S. Schneyer
Vice President, Secretary and
     General Counsel